Exchange Traded Notes linked to the Cushing® 30 MLP Index (“ETNs”) Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 May 13, 2010 Credit Suisse has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009, to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

Credit Suisse / The Cushing® 30 MLP Index ETN (“ETN”) Investment Terms The Cushing® 30 MLP Index Index: April 13, 2010 Inception date: 0.85% ETN Annual Investor fee: NYSE Arca Primary exchange: 22542D852 CUSIP: MLPX Bloomberg index ticker: MLPN.IV Intraday indicative value ticker: MLPN Ticker: Benefits of Investing in the ETN Exposure Exposure to multiple energy infrastructure MLPs through one central investment Income Distributions Quarterly income linked to the distributions, if any, paid on the MLPs constituting the Index, as reduced by the multiplier and the investor fee Administrative Ease ETN investors avoid the administrative burden of receiving Schedule K-1 tax forms from the MLPs and filing tax returns as MLP partners

What are Master Limited Partnerships (“MLPs”) which Comprise the Index? Major Mid-stream MLP Business Segments Gathering, processing, transportation, and storage of crude oil and natural gas MLP Business Description MLPs offer basic everyday services to the energy sector There are significant barriers to entry due to the high capital expenditures in the industry and potential environmental issues Mid-Stream MLPs typically do not own the energy commodity they transport and store, but collect revenue to act as a “toll road” MLP Business Descriptions The constituent MLPs which comprise the Index are limited or general partnership entities which hold mid-stream energy infrastructure assets in North America. These assets are used to gather, transport, process, and store crude oil and natural gas yet have limited exposure to commodity price risk.

Mid-stream MLPs Mid-stream MLPs typically do not own the energy commodity they transport and store. But instead, they collect revenue acting as a “toll road” to those same commodities. Upstream Mid-stream Downstream (Oil & Natural Gas Production) (Processes That Create a Marketable Product) (Product Uses) Offshore Production Drilling Pipeline Transportation & Storage Gathering Processing Power Generation Commercial Industrial Refining Residential Transportation

Benefits of Mid-Stream MLPs as an Asset Class Mid-Stream MLPs remain attractive for three key reasons: However, an investment in the ETNs does not entitle you to ownership interests or rights in the constituent MLPs comprising the Index. You will not have any voting rights with respect to any constituent MLP, receive distributions or have any other interests or rights in the constituent MLPs which comprise the Index as a result of your ownership in the ETNs. High & Growing Dividends Earnings Strength / Stability Attractive Valuations Attractive Valuations Appealing yields and spreads Historically, attractive compared to other yield alternatives: REITS, Utilities, Corporate Bonds Earnings Strength / Stability MLP earnings did not decline in 2007 / 2009. Therefore, no earnings “recovery” is necessary to justify current prices High & Growing Dividends High dividends provide protection in an uncertain market Historically, dividends have acted as a hedge to inflation for investors Current dividend yield is 6.48% Historical Performance of the Index is not indicative of future performance

The Cushing® 30 MLP Index (“Index”) (Ticker: MLPX)

Overview of Cushing® 30 MLP Index Superior Design & Construction The SValuES© ranking system emphasizes the importance of balance sheet, cash flow, and cash distribution metrics rather than market capitalization The Index focuses upon metrics that drive returns in contrast to many indices that focus purely upon market capitalization Advantages of Cushing® 30 MLP Index The (SValuES©) formulaic ranking system emphasizes cash flow and other metrics rather than just stock price and share count Equal-weighting allows investors to determine the dollar-cost-average of an investment in the Index The Index is representative of the MLP mid-stream energy sector as a whole because it does not emphasize market capitalization The Index only tracks mid-stream MLPs, and does not hold any upstream or downstream MLPs which may be more sensitive to movements in commodity prices An equal-weighted energy infrastructure MLP index: The Cushing® 30 MLP Index is an equal-weighted index that uses a formulaic, proprietary valuation methodology (SValuES©) to rank the MLPs for inclusion in the Index

SValuES© Methodology Factors are divided into three categories: Measures a MLP’s commodity price exposure by examining fee income relative to overall income and historical and projected future distribution growth relative to peers in the Index Style stage Factors A proprietary scoring model which uses defined factors to score and rank MLPs for inclusion in the Cushing® 30 MLP Index . SValuES© excludes the upstream and downstream MLPs from the universe of potential index constituents. Measures a MLP’s current yield and earnings relative to enterprise value relative to the specific sub-sector in which the relevant MLP has its primary operations Measures a MLP’s debt relative to its capitalization with the relevant measure adjusted if debt is investment grade and certain measures of the status and financial relationship with the MLP’s general partner or sponsor Operational Valuation Strategic Position

Historical Performance Cushing® 30 MLP Index versus Yield Equities: Growth of $1,000 Cushing® 30 MLP Index versus Yield Equities: Growth of $1,000 This graph compares the total return of a hypothetical $1,000 investment in the Index with that of an investment in comparable equity indices assuming total return from January 1, 2002 through March 31, 2010. Historical performance is not indicative of future performance. We have included data herein on both the Cushing 30 MLP Index and the Cushing 30 MLP Total Return Index. We have included the data on the Cushing 30 Total Return Index to illustrate the distributions on the underlying MLPs, but, unlike the Cushing 30 MLP Index, the Cushing 30 Total Return Index calculates the performance of the underlying MLPs assuming that all the distributions are reinvested into the index. However, the Cushing 30 MLP Index is a price-only index that does not reflect the reinvestment of these distributions and therefore, the distributions on the underlying MLPs, if any, will be distributed to the holders of the ETNs on a quarterly basis, will be reduced by the application of the investor fee and multiplier and will not be reinvested into the index. Any payment on the ETNs at maturity or upon repurchase will be based on the Cushing 30 MLP Index and NOT the Cushing 30 MLP Total Return Index and you will not benefit from any reinvestment of the distributions in the Index. MLP INDEX VS YIELD EQUITIES: GROWTH OF $1,000 (JAN '02 THROUGH MAR '10) $0 $1,000 $2,000 $3,000 $4,000 $5,000 Dec-01 Dec-02 Dec-03 Dec-04 Dec-05 Dec-06 Dec-07 Dec-08 Dec-09 Cushing® 30 MLP Index TR Alerian MLP Index TR Alerian MLP Infrastructure Index TR Cushing® 30 MLP Index PR S&P 500 TR REIT Index TR PHLX Utility Index TR

Contacts www.credit-suisse.com/notes +1 212 325 5909 +1 212 538 4407 +1 212 538 4408 Michael Clark Stewart Oldfield Joe Leo Structured Products Selected Risk Considerations: The ETNs are not principal protected and you may lose all or a significant portion of your investment in the ETN. You will not receive any fixed periodic interest payments on the ETNs, and your quarterly coupon payments are uncertain and could be zero. We have listed the ETNs on NYSE Arca under the symbol “MLPN.“ If an active secondary market in the ETN develops, we expect that investors will purchase and sell the ETN primarily in this secondary market. We have no obligation to maintain this listing on NYSE Arca or any listing on any other exchange, and may delist the ETN at any time. Although the return on the ETNs will be based on the performance of the Cushing 30® MLP Index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on Credit Suisse’s ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity. You will not have any partnership interests or other rights in the constituent MLPs underlying the Cushing 30® MLP Index. Because the investor fee reduces the coupon payment and may reduce the amount of your return at maturity or upon repurchase, the level of the Index must increase by an amount equal to the percentage of the principal amount represented by the investor fee, minus the coupon payments, in order for you to receive an aggregated amount over the term of the ETNs equal to at least the principal amount of your investment. A fee of up to $0.03 per ETN may be charged upon a repurchase at your option. Credit Suisse may repurchase your ETNs at its option. We and our affiliates do not have any affiliation with the index sponsor and are not responsible for its public disclosure of information. The policies of the index sponsor and any changes thereto that affect the composition and valuation of the Index could affect the amount payable on your ETNs and their market value. Historical performance of the Cushing 30® MLP Index or any other index is not indicative of future performance. We cannot guarantee that the level of Cushing 30® MLP Index or any other index will be at a level that would result in a positive return on your overall investment in the ETNs. The Cushing 30® MLP Index has limited history and may perform in unexpected ways. An investment in the ETNs involves significant risks. These risks are explained in more detail in the "Risk Factors" section of the applicable pricing supplement. You may access the Pricing Supplement No. ETN-2/A dated May 11, 2010 related to the ETN summarized herein on the SEC’s website at: http://www.sec.gov/Archives/edgar/data/1053092/000104746910005088/a2198450z424b2.htm